UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006
ACCENTURE SCA
(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation)	001-49713 (Commission File Number)	98-351796 (I.R.S. Employer Identification No.)
46A, Avenue J.F. Kennedy
L-1855 Luxembourg
(Address of principal executive offices)
Registrant’s telephone number, including area code: (352) 26 42 35 00
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.02 Results of Operations and Financial Condition
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Item 2.02 Results of Operations and Financial Condition
     On September 28, 2006, Accenture issued a press release announcing financial results for its fourth quarter and full fiscal year ended August 31, 2006.
     A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.
Non-GAAP Financial Information
     In the attached press release Accenture discloses the following non-GAAP financial measures:
•	Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding the company’s liquidity.

•	Percentage changes in revenues before reimbursements on a local currency basis. Accenture’s management believes that information regarding changes in its revenues before reimbursements that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its revenues before reimbursements between periods.

•	Information regarding its expenses, income and earnings per share for the three months and the fiscal years ended August 31, 2005 and 2006 that reflect adjustments relating to benefits from reductions in reorganization liabilities that were established in connection with Accenture’s transition to a corporation structure. Accenture’s management believes that because these benefits are not reflective of operations, this information enhances understanding of the company’s operating performance.

•	Information regarding operating income, gross margin, selling, general and administrative (SG&A) expenses and earnings per share for the three months and the fiscal years ended August 31, 2005 that reflects adjustments relating to share-based compensation expense. As of September 1, 2005, Accenture began expensing stock options and employee share purchase plans in accordance with SFAS 123R, and Accenture’s management believes that presentation of this prior-period information enhances understanding as to trends in the company’s operating results.

•	Information regarding net revenues, consulting net revenues, operating income, gross margin, SG&A expenses and earnings per share for the three months and fiscal year ended August 31, 2006, and growth in net revenues for such periods compared to the year-earlier periods, that reflect adjustments relating to the financial impact of resolution of contracts with the National Health Service (NHS) in England and related adjustments. Accenture’s management believes that this information, excluding the effect of the resolution of these contracts, facilitates an understanding of the impact of this matter on Accenture’s operating results.

•	Information regarding earnings per share for the three months ended August 31, 2006 that reflects the tax impact of prior period reorganization benefits. Accenture’s management believes that because these benefits are not reflective of operations, this information enhances an understanding of the company’s operating performance.

•	Information regarding earnings per share for the three months and fiscal year ended August 31, 2006 that reflect the tax benefit related to reserve release. Accenture’s management believes that because this tax benefit is not reflective of operations, this information enhances an understanding of the company’s operating performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the press release. While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Item 8.01 Other Events
On September 28, 2006, Accenture reached an agreement with the NHS that resolves outstanding issues in its contracts with the NHS. Under this agreement, Accenture will transition to a third party its work designing, building and managing primary and secondary health care systems in Eastern and North Eastern England. The resolution of these issues resulted in a reduction of Accenture’s net revenues in the three month period ended August 31, 2006 of $339 million. This reduction in net revenues was offset by a corresponding decrease in cost of services. As a result, there was no impact on operating income or earnings per share for such three month period.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     99.1 Press Release of Accenture, dated September 28, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 28, 2006	ACCENTURE SCA, represented by its general partner, Accenture Ltd, itself represented by its duly authorized signatory
/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner